Exhibit 4.8

                               INDEMNITY AGREEMENT

           This agreement dated as of October 15, 2000 between American International Group, Inc. ("AIG") and Bank One, National Association not in its individual capacity but solely as trustee (the "Trustee") on behalf of the holders of the Certificates issued pursuant to the Sale and Servicing Agreement dated as of November 8, 1999, by and among AIG Credit Premium Finance Master Trust, a Delaware business trust, as issuer, A.I. Receivables Transfer Corp., a Delaware corporation, as seller, Bank One, National Association, as trustee, and A.I. Credit Corp., a New Hampshire corporation, AICCO, Inc., a California corporation, Imperial Premium Finance, Inc., a Delaware corporation, Imperial Premium Finance, Inc., a California corporation, and Imperial Premium Funding, Inc., a Delaware corporation (the "Agreement")

                                WITNESSETH, that

           WHEREAS, the Agreement adds the Excess Receivables Amount to the Minimum Trust Interest in the absence of an agreement to the effect hereof; and

           WHEREAS, AIG desires to reduce the Minimum Trust Interest in order to make additional financing available to its subsidiaries;

           NOW, THEREFORE, in consideration of such reduction and the availability of such additional financing and for other good and valuable consideration, AIG agrees with the Trustee as follows:

           Section 1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

           Section 2. Indemnity. If on the last day of any Monthly Period a Premium Finance Obligation shall be a Defaulted Premium Finance Obligation and any portion of the related Premium Finance Obligations shall be included in the Excess Receivables Amount on such day, then on the next succeeding Transfer Date AIG shall remit to the Trustee for deposit in the Collection Account an amount equal to the lesser of (a) the outstanding principal balance of such Principal Receivable related to such Defaulted Premium Finance Obligation plus interest thereon to the end of the most recent Monthly Period or (b) the greater of (i) the Excess Insured Concentration Amount attributable to the Obligor on such Defaulted Premium Finance Obligation or (ii) the Excess Insurer Default Amount attributable to the insurer that issued the policy financed by such Defaulted Premium Finance Obligation. Such amount shall be treated by the Trustee as a Collection of such Principal Receivable related to such Defaulted Premium Finance Obligation, except for purposes of Section 3 hereof. "Excess Insurer Default Amount" shall mean as of the last day of a Monthly Period the excess of
(x) the aggregate unpaid balance of all Principal Receivables that as of such day are related to Defaulted Premium Finance Obligations that financed policies the issuer of which has suffered an Insurer Insolvency Event over (y) an amount equal to two percent of the aggregate unpaid balance of all Principal Receivables in the trust as of the end of such Monthly Period.


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           Section 3. Subrogation. AIG shall be subrogated to the rights of the
Trust in a Receivable related to the indemnified Premium Finance Obligation to the extent of any payment pursuant to Section 2. Any future Collections of such indemnified Premium Finance Obligation shall be allocated to the Trust and AIG pro rata.

           Section 4. Termination. This Agreement shall terminate on the Trust Termination Date.

           Section 5. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without reference to its conflict of law provisions.

           IN WITNESS WHEREOF, AIG and the Trustee have caused this Indemnity Agreement to be duly executed by their respective officers as of the day and year first above written.


                                 AMERICAN INTERNATIONAL GROUP, INC.

                                 By: /s/ Howard I. Smith
                                     ------------------------------------------
                                     Name: Howard I. Smith
                                     Title: Executive Vice President


                                 By: /s/ Kathleen E. Shannon
                                     ------------------------------------------
                                     Name: Kathleen E. Shannon
                                     Title: Secretary



                                 BANK ONE, NATIONAL ASSOCIATION,
                                 as Trustee

                                 By:
                                     ------------------------------------------
                                     Name:
                                     Title:







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